Exhibit 99.1

Lihua International Reports Record First Quarter 2011 Financial Results

Achieves Double Digit Growth Across Key Financial Metrics on Record Quarterly Revenue of $136.9 Million

Gross Profit Increases 43%, Non-GAAP Net Income Up 50% and Adjusted EBITDA Up 47%

Reiterates Full-Year 2011 Guidance:
Gross Profit of $80-82 Million and Net Income of $52-54 Million

2010 SAIC Report to be Filed and Posted to Lihua’s Website in June

DANYANG, CHINA — May 10, 2011 — Lihua International, Inc.(NASDAQ: LIWA) (“Lihua” or the “Company”), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products and superfine and magnet wire, as well as copper clad aluminum (“CCA”) wire, today announced financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Financial Highlights
•	Sales increased 117% year-over-year to $136.9 million.
•	Gross profit increased 43% year-over-year to $16.9 million.
•	Net income increased to $12.5 million, or $0.41 per diluted share, compared with $8.9 million, or $0.34 per diluted share in the first quarter of 2010.
•
Non-GAAP net income1 was $11.1 million, or $0.37 per diluted share, a 50% increase, compared with $7.4 million, or $0.28 per diluted share in the first quarter of 2010. Non-GAAP net income excludes charges related to the change in fair value and gain on extinguishment of warrants of $1.4 million and $1.5 million for the first quarter of 2011 and 2010, respectively.

•	EBITDA increased 47% year-over-year to $15.7 million. 2
•	Strong balance sheet with $90.7 million in cash and cash equivalents, or $2.99 per diluted share, as of March 31, 2011, compared with $90.6 million as of December 31, 2010.
•
Cash flow from operations of $1.3 million, compared with cash flow from operations of $9.4 million in the first quarter of 2010. The decrease in cash flow from operations was primarily attributable to increased inventories resulting from the expansion of production capacity and revenue growth, and increased accounts receivable driven by revenue growth.

1 Lihua defines non-GAAP net income as net income excluding the change in fair value of warrants, gain on extinguishment of warrant liabilities, and other one-time or non-recurring items that are evaluated on an individual basis. Lihua uses non-GAAP net income and other non-GAAP metrics to provide information about its operating trends.

2 EBITDA is a non-GAAP measurement. Lihua defines EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, gain on extinguishment of warrant liabilities, change in fair value of warrants and non-cash share-based compensation expenses.

Lihua International, Inc.

•	Reaffirms full-year 2011 guidance of $80-82 million gross profit and non-GAAP net income of $52-54 million, representing year-over-year growth of 29-32% and 30-35%, respectively.
•
Lihua plans to file its 2010 State Administration for Industry and Commerce (“SAIC”) financial filing in June 2011. The SAIC filing and reconciliation with its 2010 annual report on form 10-K will be posted to Lihua’s website at that time. Lihua’s 2009 SAIC filing and reconciliation are currently available on the Company’s website.

First Quarter 2011 and Recent Business Highlights

•
In January 2011, received approval from Board of Directors for the repurchase by the Company of up to $15 million of the Company’s common shares over the next 12 months. As of March 31, 2011, the Company had purchased 97,600 shares at an average price of $9.49 through open market transactions.

•	Construction of new facility in Danyang remains on track. Company expects to launch production at the beginning of the fourth quarter of 2011.
•	Continued progress toward receipt of scrap metal import license. Company expects to begin directly importing scrap copper during the second half of 2011.
•
Partnered with Beijing Modern Research Institute of Recycling Economy (“RIORE”), a national non-profit institution authorized by the State Council, to develop new research & development center focused on the development of new copper recycling technologies and applications designed to support China’s environmental improvement initiatives and efforts to foster a circular economy.

•
Achieved ISO14001:2004 certification for Environmental Management Systems (EMS) by the International Organization for Standardization. These certifications relate to Lihua's CCA and copper wire, copper anode and copper rod products and the associated production processes.

•	Received three local and municipal government awards, in recognition of the Company’s innovation, internal controls and operational achievements.

“We continue to demonstrate robust growth across our core financial metrics. During the first quarter we achieved a new quarterly sales record of $136.9 million, representing 117% increase compared with last year and nominal sequential quarter growth, despite seasonal weakness associated with the Chinese New Year,” said Jianhua Zhu, Chairman and Chief Executive Officer of Lihua. “Demand for our wire and refined copper products remains solid, with copper anode in particular representing a high growth commodity, as it accounted for nearly half of our revenue in the first quarter. The superior cost and quality of our copper anode product has drawn attention from a growing range of potential customers, including electrolytic copper producers, which have traditionally required products based on virgin copper. Although copper anode generates lower gross profit margins than our wire products, it has a higher return on invested capital as a result of its significantly shorter production cycle, enabling us to maximize the profit generated in a given period.

Lihua International, Inc.

“We remain committed to the continued advancement of China’s copper industry, and to further extending our leadership position in the market through ongoing innovation. Our recently-formed partnership with RIORE is expected to generate new, environmentally-friendly products, while increasing the sustainability of our operations. In addition, we are exploring partnerships with academic institutions and other industry groups, which will significantly bolster our R&D capabilities, enabling us to introduce new products that will increase Lihua’s value proposition for customers and help build shareholder value.”

First Quarter 2011 Financial Results

Sales for the first quarter of 2011 increased 117% to $136.9 million, compared with sales of $63.2 million in the first quarter of 2010. The increase in sales was primarily attributable to increased sales of CCA and copper wire products, as well as copper anode, which generated sales of $70.9 million and $66.0 million, respectively, in the first quarter of 2011. This compared with CCA and Copper wire products sales of $40.6 million, and copper rod sales of $22.6 million, respectively, in the first quarter of 2010.

Gross profit for the first quarter of 2011 was $16.9 million, up 43% from gross profit of $11.8 million for the first quarter of 2010. As a percentage of total sales, gross margin decreased to 12.3% in the first quarter of 2011, from 18.7% for the same period last year, primarily due to the continued shift in product mix toward refined copper products, which carry lower gross profit margins than Lihua’s wire products, but have a much higher return on invested capital due to a significantly reduced production cycle, as well as the sharp increase in copper price. During the first quarter of 2011, the average copper price was RMB71,441 per ton, compared with RMB58,463 per ton from the same period last year, reflecting an increase of 22%.

Selling, general and administrative ("SG&A") expenses for the first quarter of 2011 were $2.1 million, compared with $1.7 million in the same period in 2010. The increase in SG&A was primarily attributable to increased costs related to product distribution and insurance as a result of expanded business, as well as higher administrative and professional fees associated with the Company being a public reporting company and the expanded scale of operations.

Interest expense for the first quarter of 2011 was $21,000, compared with $29,000 for the first quarter of 2010, with the decrease mainly attributable to the decrease in interest rates.

For the three months ended March 31, 2011, the provision for income tax expense was $3.9 million, compared with $2.7 million for the three months ended March 31, 2010. The effective tax rate, excluding the non-cash charge for the fair value of warrants, for the first quarter of 2011 was 23.9%, compared to 23.4% for the first quarter of 2010.

Net income for the first quarter of 2011 was $12.5 million, or $0.41 per share, based on 30.3 million weighted average diluted shares outstanding, compared with net income of $8.9 million, or $0.34 per share, based on 26.3 million weighted average diluted shares outstanding during the same period in 2010.

Lihua International, Inc.

Non-GAAP net income for the first quarter of 2011 was $11.1 million or $0.37 per diluted share, an increase of 50%, compared with non-GAAP net income of $7.4 million, or $0.28 per diluted share, for the first quarter of 2010. Non-GAAP net income excluded gains related to the change in fair value of warrants and the extinguishment of warrant liabilities, totaling approximately $1.4 million and $1.5 million, for the first quarter of 2011 and 2010, respectively.

EBITDA for the three months ended March 31, 2011 increased 47% to $15.7 million, compared with $10.7 million for the same period in the prior year.

Balance Sheet

As of March 31, 2011, Lihua had $90.7 million, or $2.99 per diluted share in cash and cash equivalents, compared with $90.6 million as of December 31, 2010.  As of March 31, 2011, Lihua had total debt of $2.3 million, which relates to short-term bank loans used for working capital purposes, and working capital of $132.4 million.

Outlook

Lihua expects 2011 gross profit to be between $80.0 million and $82.0 million, and non-GAAP net income between $52.0 million and $54.0 million, representing year-over-year growth of 29-32% and 30-35%, respectively. The Company expects that 2011 growth will be largely the result of continued strong demand in China for recycled copper and copper alternatives in the household appliance, consumer white goods and infrastructure markets.

Lihua’s 2011 financial projections assume one quarter of production and sales contribution from its new copper recycling facility, which is currently under construction and due to commence production by the beginning of fourth quarter 2011. Guidance also excludes any favorable impact on cost of goods sold from the direct import of scrap copper that Lihua plans to undertake once it obtains the importers’ license for which Lihua has applied. Lihua expects that launching production at its new facility ahead of the timeframe currently anticipated, or receiving its importers’ license from the Chinese government would provide a positive impact on its current gross profit and non-GAAP net income expectations.

Mr. Zhu added, “2011 has gotten off to an excellent start for Lihua, both operationally and strategically. We continue to grow our business thanks to the sizeable end market demand for our products, while positioning the Company for further success in the long-term. Construction at our new copper recycling facility, which will double our production capacity to 100,000 tons, is proceeding according to plan, and we are making progress toward fulfilling the final requirement necessary for our import license. Each of these events represents a significant catalyst for Lihua, and they will be instrumental in taking the Company to its next level of operational and financial success.”

Lihua International, Inc.

Conference Call and Webcast

Management of Lihua International will host a conference call today, Tuesday, May 10, 2011 at 8:00 a.m. Eastern time to discuss the first quarter 2011 financial results.

Individuals interested in participating in the conference may do so by dialing 1-877-941-4776 toll free in the U.S. and Canada, or 1-480-629-9666 from outside the U.S.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at:
http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through May 17, 2011. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID No. 4437547. Following the live webcast, an online archive will be available for 90 days.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as EBITDA to provide information about its operating trends.  Investors are cautioned that non-GAAP net income and EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles (“GAAP”).

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants, gain on extinguishment of warrant liabilities, and other one-time or non-recurring items that are evaluated on an individual basis. The Company defines EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants, gain on extinguishment of warrant liabilities, and non-cash share-based compensation expenses. The non-GAAP net income and EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income and EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Non-GAAP Net Income Calculation” and "EBITDA Calculation" below.

Non-GAAP Net Income Calculation
	For Three Months Ended March 31,
	2011	2010
Net income	$12,511,986	$8,856,558
Change in fair value of warrants	(1,375,101)	(1,345,854)
Gain on extinguishment of warrants	(60,724)	(135,369)
Non-GAAP Net Income	$11,076,161	$7,375,335

Lihua International, Inc.

EBITDA Calculation

	For Three Months Ended March 31,
	2011	2010
Net income	$12,511,986	$8,856,558
Depreciation and amortization	622,755	493,599
Share-based compensation expense	146,281	100,617
Gain on extinguishment of warrant liabilities	(60,724)	(135,369)
Change in fair value of warrants	(1,375,101)	(1,345,854)

Interest income	(133,105)	(33,351)
Interest expenses	21,466	29,170
Provision for income tax	3,923,154	2,705,650
EBITDA	$15,656,712	$10,671,020

About Lihua International, Inc.

Lihua, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include CCA and pure copper products. Current product offerings include CCA and copper wire, copper rod and copper anode.  Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Lihua International, Inc.

Please note that information in this press release reflects management views as of the date of issuance.

Contact
Lihua International, Inc.
Daphne Huang
EVP of Corporate Finance and Director of Investor Relations
(516) 717-9939
Daphne_huang@lihuaintl.com

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
lihua@tpg-ir.com

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLARS)

	March 31,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$90,701,985	$90,609,340
Bills receivable, net	-	528,576
Accounts receivable, net	39,617,644	32,973,704
Other receivables and current assets	691,931	21,967
Prepaid land use right – current portion	389,171	211,499
Deferred income tax assets	158,080	127,317
Inventories	23,053,572	16,155,862
Total current assets	154,612,383	140,628,265
OTHER ASSETS
Property, plant and equipment, net	18,025,663	18,189,255
Construction in progress	4,264,862	916,782
Deposits for plant and equipment	29,368	-
Prepaid land use right – long-term portion	18,461,467	18,546,744
Intangible assets	2,728	3,547
Total non-current assets	40,784,088	37,656,328
Total assets	$195,396,471	$178,284,593

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short term bank loans	$2,287,841	$2,264,937
Accounts payable	11,166,915	6,012,035
Other payables and accruals	2,184,317	3,186,174
Income taxes payable	4,058,575	4,981,383
Warrant liabilities	2,523,668	8,682,441
Total current liabilities	22,221,316	25,126,970
Total liabilities	22,221,316	25,126,970

STOCKOLDERS' EQUITY
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value: 75,000,000 shares authorized,
30,011,832 and 29,385,326 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	3,001	2,938
Additional paid-in capital	78,019,059	71,251,843
Treasury stock, at cost, 97,600 shares and nil, as of March 31,2011 and December 31,2010, respectively	(926,250)	-
Statutory reserves	8,217,925	7,556,187
Retained earnings	78,941,337	67,091,089
Accumulated other comprehensive income	8,920,083	7,255,566
Total stockholders' equity	173,175,155	153,157,623
Total liabilities and stockholders' equity	$195,396,471	$178,284,593

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(AMOUNTS EXPRESSED IN US DOLLARS)

	Three Months Ended March 31,
	2011	2010

NET REVENUE	$136,931,096	$63,220,702

Cost of sales	(120,023,023)	(51,399,418	) )

GROSS PROFIT	16,908,073	11,821,284

Selling expenses	(523,036)	(450,877	) )
General and administrative expenses	(1,573,312)	(1,293,603	) )

Income from operations	14,811,725	10,076,804

Other income (expenses):
Interest income	133,105	33,351
Interest expenses	(21,466)	(29,170	) )
Change in fair value of warrants classified as derivatives	1,375,101	1,345,854
Gain on extinguishment of warrants	60,724	135,369
Other	75,951	-

Total other income	1,623,415	1,485,404

Income before income taxes	16,435,140	11,562,208

Provision for income taxes	(3,923,154)	(2,705,650	) )

NET INCOME	$12,511,986	$8,856,558

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	1,664,517	48,456

COMPREHENSIVE INCOME	$14,176,503	$8,905,014

Net income per share
Basic	$0.42	$0.35
Diluted	$0.41	$0.34

Weighted average number of shares outstanding
Basic	29,858,780	25,450,624
Diluted	30,313,996	26,308,735

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS EXPRESSED IN US DOLLARS)

	Three Months Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$12,511,986	$8,856,558
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	622,755	493,599
Share-based compensation	146,281	100,617
Gain on extinguishment of warrant liabilities	(60,724)	(135,369)
Change in fair value of warrants	(1,375,101)	(1,345,854)
Deferred income tax benefits	(29,355)	42,694
(Increase) decrease in assets:
Accounts receivable	(6,284,812)	(5,420,349)
Bills receivable	531,747	-
Other receivables and current assets	(667,402)	286,542
Inventories	(6,706,922)	4,053,846
Increase (decrease) in liabilities:
Accounts payable	5,073,347	926,051
Other payables and accruals	(1,486,687)	458,835
Income taxes payable	(969,219)	1,078,125
Net cash provided by operating activities	1,305,894	9,395,295

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(178,897)	(123,585)
Addition to construction in progress	(2,867,317)	(459,602)
Deposits for plant and equipment	(29,249)	(149,248)
Net cash used in investing activities	(3,075,463)	(732,435)

CASH FLOWS FROM FINANCING ACTIVITIES
Release of restricted cash related to private placement	-	575,000
Repurchase of common stock	(926,250)	-
Proceeds from exercise of warrants	1,898,050	2,450,000
Net cash provided by financing activities	971,800	3,025,000

Foreign currency translation adjustment	890,414	31,834

INCREASE IN CASH AND CASH EQUIVALENTS	92,645	11,719,694
CASH AND CASH EQUIVALENTS, at the beginning of the period	90,609,340	34,614,838

CASH AND CASH EQUIVALENTS, at the end of the period	$90,701,985	$46,334,532

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Shares-based compensation to employees and directors	$146,281	$100,617
Issue of common stock to settle warrant liabilities, net of cash received	4,722,948	4,766,160

SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$21,466	$29,168
Cash paid for income taxes	$4,865,045	$1,584,594

###